EXHIBIT 99.1

Photo Release -- 3D Systems Acquires Digital PlaySpace

- Cements 3DS mobile and web digital play hosting and publishing platform
- Enhances brands immersiveness with powerful social co-creation tools

ROCK HILL, S.C., Feb. 19, 2014 (GLOBE NEWSWIRE) -- 3D Systems (NYSE:DDD) announced today that it has acquired Digital PlaySpace (DPS), a proprietary, innovative and immersive digital play platform that connects brands, retailers and consumers to 3D printable play activities. Through its two leading digital play properties, DigitalDollhouse.com and Dreamhouse Designer Facebook app, the DPS platform combines home design, gaming, and community sharing to deliver a vivid 3D create-and-make experience for children and their parents. Compelling content creation, capture and customization features make it quick, easy and fun to personalize and 3D print incredible creations at home on a Cube® 3D printer, or have them cloud printed using 3DS' fulfillment service, available on its consumer destination site Cubify™.

A photo accompanying this release is available at http://www.globenewswire.com/newsroom/prs/?pkgid=23686

Jesyca Durchin, DPS founder and CEO said, "We are thrilled to integrate our virtual and actual play experiences directly into the 3DS Cubify platform. Our vision is to deliver a '3D PlaySpace' for everyone. The immersiveness and fun of our PlaySpace experience enhances brand recall and loyalty, enabling brands and retailers to connect with consumers in a whole new way. We designed Digital PlaySpace from the bottom-up for publishing flexibility and scalability, and 3DS is the perfect home for our growth."

"We are excited to have Jesyca and her entire Digital PlaySpace team join our Cubify platform, enabling millions of new users to connect with family, friends and favorite brands in more immersive and socially creative ways," said Cathy Lewis, Chief Marketing Officer, 3DS. "Digital PlaySpace's ability to customize and rapidly publish mobile and web 3D printable content provides a differentiated value proposition for brands and consumers alike."

Durchin is a leading developer of interactive and filmed entertainment for girls since 1994. She is an award-winning producer of both interactive and 3D animated films for Mattel, and has been a key advisor to Disney Theme Parks regarding brand-sponsored exhibitions targeting women. As a producer, Jesyca has created and produced games, films and rides for leading brands such as Mattel Entertainment, Buena Vista Games, Walt Disney Imagineering, Walt Disney Home Video, and Mattel Interactive.

Learn more about the 3D printed lifestyle at 3DS' consumer destination Cubify.

About 3D Systems Corporation

3D Systems is a leading provider of 3D printing centric design-to-manufacturing solutions including 3D printers, print materials and cloud sourced on-demand custom parts for professionals and consumers alike in materials including plastics, metals, ceramics and edibles. The company also provides integrated 3D scan-based design, freeform modeling and inspection tools. Its products and services replace and complement traditional methods and reduce the time and cost of designing new products by printing real parts directly from digital input. These solutions are used to rapidly design, create, communicate, prototype or produce real parts, empowering customers to manufacture the future.

Leadership Through Innovation and Technology

  3DS invented 3D printing with its Stereolithography (SLA) printer and was the first to commercialize it in 1989.
  3DS invented Selective Laser Sintering (SLS) printing and was the first to commercialize it in 1992.
  3DS invented the Color-Jet-Printing (CJP) class of 3D printers and was the first to commercialize 3D powder-based systems in 1994.
  3DS invented Multi-Jet-Printing (MJP) printers and was the first to commercialize it in 1996.

Today its comprehensive range of 3D printers is the industry's benchmark for production-grade manufacturing in aerospace, automotive, patient specific medical device and a variety of consumer, electronic and fashion accessories.

More information on the company is available at www.3DSystems.com.

About Digital PlaySpace, Inc.

From virtual worlds to social games, Digital PlaySpace captures and converts consumers through interactive entertainment that strategically leverages play behaviors and lifestyle preferences, seamlessly linking real and virtual goods within immersive and relevant games and interactive experiences. Digital PlaySpace understands brands, their promise to the consumer and how to fulfill that promise through social games. We create real brand engagement for consumers in keeping with what they want and expect, and design games for you that go beyond the traditional corporate/consumer relationship, creating "play spaces" that build brand awareness, fans and customer loyalty.

More information on the company is available at www.digitalplayspace.com/.

The photo is also available via AP PhotoExpress.

CONTACT: Investor Contact:
         Stacey Witten
         Email: Stacey.Witten@3dsystems.com

         Media Contact:
         Alyssa Reichental
         Email: Press@3dsystems.com